Applied Therapeutics Reports Fourth Quarter and Year-end 2024 Financial Results

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Appointed John H. Johnson as Executive Chairman; Todd F. Baumgartner, MD, MPH as Chief Regulatory Officer; and Reena Thomas Colacot as Vice President and Head of Quality

NEW YORK, April 14, 2025 – Applied Therapeutics, Inc. (Nasdaq: APLT) (the “Company”), a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need, today reported financial results for the fourth quarter and full year ended December 31, 2024.

“We remain focused on preparing for potential regulatory interactions regarding govorestat in both Classic Galactosemia and Sorbitol Dehydrogenase (“SORD”) Deficiency,” said Les Funtleyder, Interim CEO and CFO of Applied Therapeutics. “As we continue to optimize our strategy for our late-stage programs, we have also made key senior appointments across regulatory, medical and quality affairs functions to bolster our capabilities. We are confident in the promise of govorestat across indications and remain committed to our mission of addressing the unmet needs of patients with rare diseases.”

Recent Highlights

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Appointed John H. Johnson as Executive Chairman and Les Funtleyder as Interim Chief Executive Officer. In December 2024, the Company appointed John H. Johnson as Executive Chairman of its Board of Directors. Mr. Johnson is a biopharmaceutical industry veteran with 40 years of transformational leadership experience at global healthcare organizations, including Johnson & Johnson, Eli Lilly & Company, ImClone, and Pfizer, Inc. In connection with Mr. Johnson’s appointment, the Company appointed Les Funtleyder, Chief Financial Officer of the Company, as Interim Chief Executive Officer.

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Appointed Todd F. Baumgartner, MD, MPH as Chief Regulatory Officer and Reena Thomas Colacot as Vice President and Head of Quality. In March 2025, the Company appointed Todd F. Baumgartner, MPD, MPH as Chief Regulatory Officer to lead the Company’s global regulatory strategy. Dr. Baumgartner joins the Company with over 35 years of experience in senior regulatory, clinical development, and medical affairs roles. In January 2025, the Company appointed Reena Thomas Colacot as Vice President and Head of Quality, where she is responsible for overseeing all quality matters, including Good Manufacturing Practices, Good Laboratory Practices, and Good Clinical Practices. Ms. Colacot brings over 25 years of quality leadership experience across the biopharmaceutical and medical device industries.

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Continued Review of Govorestat Development Programs for Classic Galactosemia and SORD Deficiency. As previously disclosed, the Company received a Complete Response Letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) for the New Drug Application (“NDA”) submitted for govorestat for the treatment of Classic Galactosemia. The Company continues to evaluate its response to the CRL, including any meeting request to discuss appropriate next steps with the FDA regarding the path forward for govorestat for the treatment of Classic Galactosemia. The Company also continues to closely examine the ongoing govorestat development program for the potential treatment of SORD Deficiency and will continue to work with the FDA on the data needed to support an appropriate regulatory pathway, including ongoing work to provide the FDA with support for the potential use of the accelerated approval pathway for SORD Deficiency.

Financial Results

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Cash and cash equivalents totaled $79.4 million as of December 31, 2024, compared with $49.9 million at December 31, 2023.

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Research and development expenses for the year ended December 31, 2024, were $48.7 million, compared to $53.9 million for the year ended December 31, 2023. The decrease of approximately $5.2 million was primarily related to a decrease in clinical, pre-clinical and drug manufacturing and formulation costs, offset by an overall increase in regulatory, personnel and stock-based compensation expenses.

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General and administrative expenses were $56.0 million for the year ended December 31, 2024, compared to $20.6 million for the year ended December 31, 2023. The increase of approximately $35.4 million was primarily related to an increase in commercial, legal and professional, data storage, personnel and stock-based compensation expense, offset by an overall decrease in insurance expense.

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Net loss for the year ended December 31, 2024, was $105.6 million, or $0.76 per basic and diluted common share, compared to a net loss of $119.8 million, or $1.42 per basic and diluted common share, for the year ended December 31, 2023.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company committed to the development of novel drug candidates against validated molecular targets in rare diseases. The Company’s lead drug candidate, govorestat, is a novel central nervous system penetrant Aldose Reductase Inhibitor (“ARI”) for the treatment of CNS rare metabolic diseases, including Classic Galactosemia, Sorbitol Dehydrogenase (“SORD”) Deficiency and PMM2-congenital disorder glycosylation (“CDG”).

To learn more, please visit www.appliedtherapeutics.com and follow the company on X at @Applied_Tx.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding the strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” “predicts” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are forward-looking statements. These include, without limitation, statements regarding the (i) likelihood that the Company’s ongoing NDA submissions will be approved and the timing of any decision and (ii) statements related to the scheduling or timing of any potential FDA meetings, interactions or submissions.

Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved.

Such risks and uncertainties include, without limitation, (i) our plans to develop, market and commercialize our product candidates, (ii) the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs, (iii) our ability to take advantage of expedited regulatory pathways for any of our product candidates, (iv) our estimates regarding expenses, future revenue, capital requirements and needs for additional financing, (v) our ability to successfully acquire or license additional product candidates on reasonable terms and advance product candidates into, and successfully complete, clinical studies, (vi) our ability to maintain and establish collaborations or obtain additional funding, (vii) our ability to obtain and timing of regulatory approval of our current and future product candidates, (viii) the anticipated indications for our product candidates, if approved, (ix) our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates, (x) our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources, (xi) the implementation of our business model and strategic plans for our business and product candidates, (xii) our intellectual property position and the duration of our patent rights, (xiii) developments or disputes concerning our intellectual property or other proprietary rights, (xiv) our expectations regarding government and third-party payor coverage and reimbursement, (xv) our ability to compete in the markets we serve, (xvi) the impact of government laws and regulations and liabilities thereunder, (xvii) developments relating to our competitors and our industry, (xviii) our ability to achieve the anticipated benefits from the agreements entered into in connection with our partnership with Advanz Pharma and (xiv) other factors that may impact our financial results. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including those described in the “Risk Factors” section contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contacts

Investors:

Maeve Conneighton / Andrew Vulis

(212) 600-1902

appliedtherapeutics@argotpartners.com

Media:

media@appliedtherapeutics.com

Applied Therapeutics, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	As of	As of
	December 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$79,398	$49,898
Current portion of security deposits	—	254
Prepaid expenses and other current assets	4,248	4,234
Total current assets	83,646	54,386
Noncurrent portion of security deposits	253	—
Operating lease right-of-use asset	2,792	447
TOTAL ASSETS	$86,691	$54,833
LIABILITIES AND STOCKHOLDERS’EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Current portion of operating lease liabilities	$406	$429
Accounts payable	4,433	1,742
Accrued expenses and other current liabilities	16,143	15,286
Warrant liabilities	6,314	53,725
Total current liabilities	27,296	71,182
NONCURRENT LIABILITIES:
Noncurrent portion of operating lease liabilities	2,389	38
Clinical holdback - long-term portion	—	759
Total noncurrent liabilities	2,389	797
Total liabilities	29,685	71,979
Commitments and Contingencies (Note 15)
STOCKHOLDERS’ EQUITY/(DEFICIT):
Common stock, $0.0001 par value; 250,000,000 shares authorized as of December 31, 2024 and 200,000,000 shares authorized as of December 31, 2023; 137,228,741 shares issued and outstanding as of December 31, 2024 and 84,869,832 shares issued and outstanding as of December 31, 2023	35	8
Preferred stock, par value $0.0001; 10,000,000 shares authorized as of December 31, 2024 and December 31, 2023; 0 shares issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	631,181	451,432
Accumulated deficit	(574,210)	(468,586)
Total stockholders' equity/(deficit)	57,006	(17,146)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)	$86,691	$54,833

Applied Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Year Ended
	December 31,
	2024	2023
REVENUE:
License revenue	$—	$9,219
Research and development services revenue	455	774
Total revenue	455	9,993
COSTS AND EXPENSES:
Research and development	48,744	53,905
General and administrative	56,010	20,623
Total costs and expenses	104,754	74,528
LOSS FROM OPERATIONS	(104,299)	(64,535)
OTHER INCOME (EXPENSE), NET:
Interest income	3,534	1,372
Change in fair value of warrant liabilities	(4,782)	(56,573)
Other expense	(77)	(27)
Total other expense, net	(1,325)	(55,228)
Net loss	$(105,624)	$(119,763)
Net loss per share attributable to common stockholders—basic and diluted	$(0.76)	$(1.42)
Weighted-average common stock outstanding—basic and diluted	139,534,746	84,244,494